Exhibit 99.1

Contacts: Stuart C. Haselden Chief Financial Officer (212) 209-8461

Allison Malkin/Joe Teklits ICR, Inc. (203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER

AND FISCAL 2012 RESULTS

NEW YORK, March 20, 2013 — J.Crew Group, Inc. today announced financial results for the three months and the fiscal year ended February 2, 2013.

On March 7, 2011, J.Crew was acquired by investment funds affiliated with TPG Capital, L.P. and Leonard Green & Partners, L.P. Although the Company continued as the same legal entity after the acquisition, last year’s financial statements were prepared for the following periods: (i) March 8, 2011 to January 28, 2012 (Successor) and (ii) January 30, 2011 to March 7, 2011 (Predecessor). To facilitate a meaningful comparison of our results, we have presented a pro forma statement of operations for fiscal 2011, which reflects the combination of the Successor and Predecessor periods, giving effect to the acquisition and related transactions as if they occurred on the first day of the fiscal year. The results for the fourth quarter of fiscal 2011 have not been prepared on a pro forma basis, as the transaction was effective prior to the first day of the quarter.

Our fiscal year ends on the Saturday closest to January 31, typically resulting in a 52-week year. The results of the fourth quarter and fiscal 2012, however, contain an additional week, and reflect the 14 and 53 week periods ended February 2, 2013. Sales generated in the 53rd week are not included in comparable company sales.

Fourth Quarter highlights:

•

Revenues increased 21% to $642.9 million (which includes $21 million generated in the 14th week), with comparable company sales increasing 11%. Comparable company sales increased 6% in the fourth quarter last year. Store sales increased 18% to $416.9 million. Store sales increased 16% in the fourth quarter last year. Direct sales increased 27% to $217.3 million following an increase of 10% in the fourth quarter last year.

•	Gross margin increased to 38.4% from 37.8% in the fourth quarter last year. Last year included amortization of inventory step-up from purchase accounting of $1.7 million.

•

Selling, general and administrative expenses increased to $205.7 million, or 32.0% of revenues, from $159.1 million, or 30.0% of revenues, in the fourth quarter last year. This year reflects additional share-based and incentive compensation of $9.3 million. Last year included transaction-related net insurance recoveries of $9.8 million.

•

Operating income decreased slightly to $41.4 million, or 6.4% of revenues, from $41.7 million, or 7.9% of revenues, in the fourth quarter last year. Operating income this year includes additional share-based and incentive compensation of $9.3 million. Operating income last year benefited from transaction-related net insurance recoveries, partially offset by amortization of inventory step-up noted above.

•

Net income was $10.2 million compared to $15.1 million in the fourth quarter last year. Net income this year was impacted by additional share-based and incentive compensation. Net income last year benefited from transaction-related net insurance recoveries, offset by the amortization of inventory step-up noted above.

•

Adjusted EBITDA increased to $70.4 million from $59.5 million in the fourth quarter last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (5).

Fiscal 2012 highlights:

•

Revenues increased 20% to $2,227.7 million (which includes $21 million generated in the 53rd week), with comparable company sales increasing 13%. Comparable company sales increased 3% last year. Store sales increased 21% to $1,546.6 million. Store sales increased 7% last year. Direct sales increased 19% to $651.5 million following an increase of 11% last year.

•	Gross margin increased to 44.3% from 41.7% last year.

•

Selling, general and administrative expenses increased to $733.1 million, or 32.9% of revenues, from $587.4 million, or 31.7% of revenues, last year. This year reflects additional share-based and incentive compensation of $34.4 million.

•

Operating income increased to $253.7 million, or 11.4% of revenues, from $185.8 million, or 10.0% of revenues, last year. Operating income this year includes additional share-based and incentive compensation of $34.4 million

•	Net income was $96.1 million compared to $51.5 million last year.

•

Adjusted EBITDA increased to $359.6 million compared to $282.2 million last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (6).

Balance Sheet highlights:

•

Cash and cash equivalents decreased to $68.4 million from $221.8 million at the end of the fourth quarter last year, primarily a result of a one-time special dividend of $197.5 million paid in the fourth quarter.

•

Total debt was $1,579 million, consisting of the senior secured term loan of $1,179 million, maturing in 2018, and the senior unsecured notes of $400 million, maturing in 2019; compared to $1,594 million at the end of the fourth quarter last year.

•	Inventories were $265.6 million compared to $242.7 million at the end of the fourth quarter last year. Inventories increased 9% but remained flat on a per square foot basis.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibits (5) and (6).

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for tomorrow, March 21, 2013, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until March 28, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 410152.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 20, 2013, the Company operates 296 retail stores (including 240 J.Crew retail stores, eight crewcuts stores and 48 Madewell stores), jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 106 factory stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (7) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Fiscal 2012(a)	Fourth Quarter Fiscal 2011

Net sales:
Stores	$416,850	$354,044
Direct	217,313	170,815

Other	8,735	6,083

Total revenues	642,898	530,942

Cost of goods sold, including buying and occupancy costs	395,765	330,131

Gross profit	247,133	200,811
As a percent of revenues	38.4%	37.8%

Selling, general and administrative expenses	205,713	159,129
As a percent of revenues	32.0%	30.0%

Operating income	41,420	41,682
As a percent of revenues	6.4%	7.9%

Interest expense, net	26,823	25,095

Income before income taxes	14,597	16,587

Provision for income taxes	4,392	1,440

Net income	$10,205	$15,147

(a)	consists of 14 weeks.

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages)

(unaudited)

	Fiscal 2012(a)	Pro forma Fiscal 2011

Net sales:
Stores	$1,546,619	$1,280,750
Direct	651,480	545,675

Other	29,618	28,563

Total revenues	2,227,717	1,854,988

Cost of goods sold, including buying and occupancy costs	1,240,989	1,081,792

Gross profit	986,728	773,196
As a percent of revenues	44.3%	41.7%

Selling, general and administrative expenses	733,070	587,399
As a percent of revenues	32.9%	31.7%

Operating income	253,658	185,797
As a percent of revenues	11.4%	10.0%

Interest expense, net	101,684	101,347

Income before income taxes	151,974	84,450

Provision for income taxes	55,887	32,936

Net income	$96,087	$51,514

(a)	consists of 53 weeks.

Exhibit (3)

J.Crew Group, Inc.

Condensed Consolidated Pro Forma Statement of Operations

(in thousands, except percentages)

(unaudited)

	For the Period March 8, 2011 to January 28, 2012	For the Period January 30, 2011 to March 7, 2011	Adjustments		Pro forma Fiscal 2011
	(Successor)	(Predecessor)

Net sales:
Stores	$1,194,276	$86,474		$—	$1,280,750
Direct	502,033	43,642		—	545,675

Other	25,441	3,122		—	28,563

Total revenues	1,721,750	133,238		—	1,854,988

Cost of goods sold, including buying and occupancy costs	1,042,197	70,284	(a)	(30,689)	1,081,792

Gross profit	679,553	62,954		30,689	773,196
As a percent of revenues	39.5%	47.2%			41.7%

Selling, general and administrative expenses	574,877	79,736	(a)	(67,214)	587,399
As a percent of revenues	33.4%	59.8%			31.7%

Operating income (loss)	104,676	(16,782)		97,903	185,797
As a percent of revenues	6.1%	(12.6)%			10.0%

Interest expense, net	91,683	1,166	(b)	8,498	101,347

Income (loss) before income taxes	12,993	(17,948)		89,405	84,450

Provision (benefit) for income taxes	584	(1,798)	(c)	34,150	32,936

Net income (loss)	$12,409	$(16,150)		$55,255	$51,514

See notes to pro forma statement of operations

Notes to Pro Forma Statement of Operations

(a)	To give effect to the following adjustments:

(in thousands)	Adjustments

Amortization expense(1)	$813
Depreciation expense(2)	880
Sponsor monitoring fees(3)	649
Amortization of lease commitments, net(4)	2,199
Elimination of non-recurring charges(5)	(102,444)

Total pro forma adjustment	$(97,903)

Pro forma adjustment:
Recorded in cost of goods sold	$(30,689)
Recorded in selling, general and administrative expenses	(67,214)

Total pro forma adjustment	$(97,903)

(1)	To record five weeks of additional amortization expense of intangible assets for our Madewell brand name, loyalty program and customer lists amortized on a straight-line basis over their respective useful lives.
(2)	To record five weeks of additional depreciation expense of the step-up of property and equipment allocated on a straight-line basis over a weighted average remaining useful life of 8.2 years.
(3)	To record five weeks of additional expense (calculated as the greater of 40 basis points of annual revenues or $8 million) to be paid to the Sponsors in accordance with a management services agreement.
(4)	To record five weeks of additional amortization expense of favorable and unfavorable lease commitments amortized on a straight-line basis over the remaining lease life, offset by the elimination of the amortization of historical deferred rent credits.
(5)	To eliminate non-recurring charges that were incurred in connection with the acquisition and related transactions, including acquisition-related share based compensation, transaction costs, transaction-related litigation costs and recoveries, and amortization of the step-up in the carrying value of inventory.

(b)	To give effect to the following adjustments:

(in thousands)	Adjustments

Pro forma cash interest expense(1)	$91,729
Pro forma amortization of deferred financing costs(1)	9,602
Less recorded interest expense, net	(92,833)

Total pro forma adjustment to interest expense, net	$8,498

(1)	To record a full year of interest expense associated with borrowings under the term loan facility and notes, and the amortization of deferred financing costs. Pro forma cash interest expense reflects a weighted-average interest rate of 5.6%.

(c)	To reflect our expected annual effective tax rate of approximately 39%.

Exhibit (4)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	February 2, 2013	January 28, 2012

Assets
Current assets:
Cash and cash equivalents	$68,399	$221,852
Inventories	265,628	242,659
Prepaid expenses and other current assets	65,791	58,023
Prepaid income taxes	11,620	4,087

Total current assets	411,438	526,621

Property and equipment, net	324,111	264,572

Favorable lease commitments, net	35,104	48,930

Deferred financing costs, net	51,851	58,729

Intangible assets, net	975,517	985,322

Goodwill	1,686,915	1,686,915

Other assets	1,778	2,433

Total assets	$3,486,714	$3,573,522

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$141,119	$158,116
Other current liabilities	153,743	116,339
Interest payable	18,812	26,735
Deferred income taxes, net	—	—
Current portion of long-term debt	12,000	15,000

Total current liabilities	325,674	316,190

Long-term debt	1,567,000	1,579,000

Unfavorable lease commitments and deferred credits	71,146	53,700

Deferred income taxes, net	392,984	410,515

Other liabilities	38,419	37,065

Stockholders’ equity	1,091,491	1,177,052

Total liabilities and stockholders’ equity	$3,486,714	$3,573,522

Exhibit (5)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for the fourth quarter to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2011

Net income	$10.2	$15.1
Provision for income taxes	4.4	1.4
Interest expense, net	26.8	25.1
Depreciation and amortization	22.6	20.3

EBITDA	64.0	61.9

Share-based compensation	2.0	1.0
Amortization of inventory step-up	—	1.7
Amortization of lease commitments	2.1	2.7
Sponsor monitoring fees	2.3	2.0
Transaction-related litigation	—	(9.8)

Adjusted EBITDA	70.4	59.5

Taxes paid	(17.8)	(17.4)
Interest paid	(17.9)	(7.6)
Changes in working capital	65.9	74.7

Cash flows from operating activities	100.6	109.2
Cash flows from investing activities	(22.4)	(24.0)
Cash flows from financing activities	(205.5)	(6.1)

Increase (decrease) in cash	(127.3)	79.1
Cash and cash equivalents, beginning	195.7	142.7

Cash and cash equivalents, ending	$68.4	$221.8

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (6)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for fiscal 2012 (which is presented on a pro forma basis last year) to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Fiscal 2012	Pro forma Fiscal 2011

Net income	$96.1	$51.5
Provision for income taxes	55.9	32.9
Interest expense, net	101.7	101.4
Depreciation and amortization	82.2	74.2

EBITDA	335.9	260.0

Share-based compensation	5.3	4.4
Amortization of lease commitments	9.3	9.8
Sponsor monitoring fees	9.1	8.0

Adjusted EBITDA	359.6	282.2

Taxes paid	(74.1)	(35.5)
Interest paid	(99.2)	(56.0)
Changes in working capital	8.0	(45.5)

Cash flows from operating activities	194.3	145.2
Cash flows from investing activities	(132.0)	(3,077.5)
Cash flows from financing activities	(215.7)	2,772.7

Decrease in cash	(153.4)	(159.6)
Cash and cash equivalents, beginning	221.8	381.4

Cash and cash equivalents, ending	$68.4	$221.8

Exhibit (7)

Actual and Projected Store Count and Square Footage

	Fiscal 2012 (Actual)
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter	362	11	(1)	372
2nd Quarter	372	6	(2)	376
3rd Quarter	376	16	—	392
4th Quarter	392	13	(4)	401

	Fiscal 2012 (Actual)
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	2,138,663	44,157	(3,911)	2,178,909
2nd Quarter	2,178,909	38,575	(4,446)	2,213,038
3rd Quarter	2,213,038	85,421	(327)	2,298,132
4th Quarter	2,298,132	62,838	(30,283)	2,330,687

	Fiscal 2013 (Projected)
	Total stores open at beginning of the year	Number of stores opened during the year(2)	Number of stores closed during the year(2)	Total stores open at end of the year
Fiscal year	401	46	(1)	446

	Fiscal 2013 (Projected)
	Total gross square feet at beginning of the year	Gross square feet for stores opened or expanded during the year	Reduction of gross square feet for stores closed or downsized during the year	Total gross square feet at end of the year
Fiscal year	2,330,687	236,455	(5,012)	2,562,130

(1)	Actual number of stores opened or closed during fiscal 2012 by channel are as follows:

Q1 – Three retail, one international retail, and seven Madewell stores. Closed one crewcuts store.

Q2 – Three retail, one international retail, one factory, and one Madewell store. Closed one crewcuts and one Madewell store.

Q3 – Six retail, one international retail, four factory, one international factory, and four Madewell stores.

Q4 – Three retail, one international retail, three factory, one international factory, and five Madewell stores. Closed four retail stores.

(2)	Projected number of stores to be opened or closed during fiscal 2013 by channel are as follows:

	Retail	Factory	Madewell	International Retail	International Factory	Total
Open	11	12	17	5	1	46
Close	(1)	—	—	—	—	(1)

Net	10	12	17	5	1	45